FIFTH AMENDMENT
TO
JONES LANG LASALLE INCORPORATED
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2009)
WHEREAS, Jones Lang LaSalle Incorporated (the “Company”), maintains the Jones Lang LaSalle Incorporated Deferred Compensation Plan (the “Plan”) for the benefit of its eligible employees and Directors, which Plan was amended and restated in its entirety effective January 1, 2009; and
WHEREAS, all capitalized terms used herein shall he the meanings set forth in the Plan unless otherwise indicated in this Amendment;
WHEREAS, pursuant to Section 12.2 of the Plan, the Company retains the authority to amend the Plan;
WHEREAS, the Company’s Board of Directors has delegated its authority to amend the Plan to the Jones Lang LaSalle Incorporated Compensation Committee of the Board;
WHEREAS, the Compensation Committee has authorized the Chief Human Resources Officer and Executive Vice President, Human Resources, to amend the Plan; and
WHEREAS, the Chief Human Resources Officer and Executive Vice President, Human Resources, has transferred her authority for purposes of this Plan to the Head of Human Resources for the Americas;
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of June 15, 2020 (the “Effective Date”), as follows:
1.Section 1.22 shall be replaced in its entirety with the following language:
1.22    “Eligible Individual” shall mean: (a) a Director; (b) an executive level employee as defined by the Company's Global Career Framework levels M4 - M5, PR4 - PR8, I4 - I5, L1- L4, and CEO; (c) a Qualified Real Estate Agent as defined by the United States Internal Revenue Code Section 3508; (d) any Employee participating in the Outperformance Plan for whom an amount has been credited under this Plan for his/her benefit in accordance with Section 3.11; or (e) any Employee whose employment is aligned with the Capital Markets Group for whom an amount has been credited under the Plan for his/her benefit in accordance with Section 3.12." An “Eligible Individual” shall not include Employees: (i) living in a country other than the United States and performing work for the Company in the country where they are living a majority of their time (“Expatriate”); or (ii) living either in the United States or in another country performing work for the Company in a country other than the United States (“Cross Boarder Employee”). The Committee may, in its sole discretion, modify the provisions of this Paragraph 1.22(b) to reflect changes in the Company’s Career Framework, or designate an Employee not described in this Paragraph 1.22(b) as an Eligible

Individual, provided that such Employee qualifies as a member of a select group of management or highly compensated employees as defined by ERISA.
2.    Section 1.27 shall be replaced in its entirety with the following language:
1.27    “Independent Contractor” shall mean a person (a) who performs services for the Employer as a Qualified Real Estate Agent as defined by United States Internal Revenue Code Section 3508; and (b) whose compensation is reported by the Employer on Form 1099 or equivalent United States tax form.
3.    Except as specifically provided in this Amendment, the remaining provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Fifth Amendment to the Jones Lang LaSalle Incorporated Deferred Compensation Plan has been executed by a duly authorized representative of Jones Lang LaSalle Incorporated as of the date indicated below.

JONES LANG LASALLE INCORPORATED

By: /s/ Raymond Hall
Raymond Hall
Head of Human Resources, Americas